Exhibit 3.1
TEXT OF PREVIOUS ARTICLE II, SECTION 12 AND TEXT OF AMENDED ARTICLE II, SECTION 12
Text of Previous Article II, Section 12
Section 12. Required Vote of Directors For Certain Actions. Notwithstanding anything to the contrary in these By-Laws, the following actions shall require the vote of five (5) Directors: (a) any alteration, amendment or repeal of these By-Laws; (b) the issuance of, or the adoption of any agreement or plan for the issuance of, any stock, rights, or other securities (including, without limitation, securities convertible into or exchangeable or exercisable for stock of the Corporation) to the stockholders or any class thereof generally, any term of which is contingent upon or effective upon the acquisition by any person of any of or all of the Corporation’s stock or upon any other action by any person with respect to such stock; (c) the creation of any committee of the Board of Directors; (d) the filling of vacancies on the Board of Directors or any committee thereof created by the death, resignation or removal of Avram A. Glazer or Bryan G. Glazer; or (e) any action to remove Avram A. Glazer or Bryan G. Glazer from any committee of the Board of Directors.
Text of Amended Article II, Section 12
Section 12. Required Vote of Directors For Certain Actions. Notwithstanding anything to the contrary in these By-Laws, the following actions shall require the vote of a majority of the then current Directors: (a) any alteration, amendment or repeal of these By-Laws; (b) the issuance of, or the adoption of any agreement or plan for the issuance of, any stock, rights, or other securities (including, without limitation, securities convertible into or exchangeable or exercisable for stock of the Corporation) to the stockholders or any class thereof generally, any term of which is contingent upon or effective upon the acquisition by any person of any of or all of the Corporation’s stock or upon any other action by any person with respect to such stock; and (c) the creation of any committee of the Board of Directors.”